Exhibit 99.1
CSK AUTO ANNOUNCES TENDER OFFERS FOR ALL OUTSTANDING SERIES OF NOTES AND COMMITMENT LETTER FOR NEW $450 MILLION SENIOR SECURED TERM FACILITY
PHOENIX, AZ, June 19, 2006—CSK Auto Corporation (NYSE: CAO) (the “Company”) announced today that its wholly owned subsidiary, CSK Auto, Inc., intends to commence cash tender offers and consent solicitations today with respect to its outstanding $225 million aggregate principal amount of 7% Senior Subordinated Notes due 2014 (the “7% Notes”), $125 million aggregate principal amount of 3⅜% Senior Exchangeable Notes due 2025 (the “3⅜% Notes”), and $100 million aggregate principal amount of 4⅝% Senior Exchangeable Notes due 2025 (the “4⅝% Notes,” and together with the 3⅜% Notes, the “Exchangeable Notes”). The Company refers to the 7% Notes and the Exchangeable Notes together as the “Notes.” Specific terms and details of the tender offers and consent solicitations are set forth below.
The Company also announced today that on Friday, June 16, CSK Auto, Inc. entered into a Commitment Letter with J.P. Morgan Securities Inc. and certain other lenders party thereto pursuant to which J.P. Morgan Securities Inc. and the lenders party thereto have, subject to certain conditions, committed to provide, and enter into a definitive agreement with respect to, a senior secured term facility of up to $450,000,000 (the “New Term Facility”).
Terms of the Tender Offers and Consent Solicitations
Under the terms of the tender offers, CSK Auto, Inc. will offer to purchase any and all of the outstanding Notes at a purchase price equal to $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase.
The tender offers will expire at 5:00 p.m., New York City time, on July 18, 2006, unless extended or earlier terminated (the “Expiration Time”).
Payments of the tender consideration for 7% Notes validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on June 30, 2006 (the “Early Settlement Deadline”) are expected to be made promptly after the Early Settlement Deadline. Payments of the tender consideration for 7% Notes validly tendered and not withdrawn after the Early Settlement Deadline and at or prior to the Expiration Time will be made promptly after the Expiration Time.
Payments of the tender consideration for Exchangeable Notes validly tendered and not withdrawn at or prior to the Expiration Time will be made promptly after the Expiration Time.
In connection with the tender offers, CSK Auto, Inc. will solicit the consents of the holders of the Notes to proposed amendments to the indentures governing the Notes. The primary purpose of the proposed amendments and the consent solicitations is to waive any and all defaults and events of default existing under the indentures, eliminate substantially all of the material restrictive covenants and certain events of default and related provisions in the indentures, and rescind any and all prior notices of default and/or acceleration delivered to CSK Auto, Inc. pursuant to the indentures. In order to be effective, holders of a majority in aggregate principal amount of each series of Notes must consent to the proposed amendments with respect to the indenture governing such series of Notes.

CSK Auto, Inc. will not offer any separate or additional payment for the consents. Holders of Notes may not tender their notes without delivering the related consents.
The consummation of the tender offers for each series of Notes will be conditioned upon, among other things, the valid tender of a majority in aggregate principal amount of the Notes subject to such tender offer and that CSK Auto, Inc. has not received a notice of acceleration under the indenture for such series of the Notes. Although the Company does not expect to file any periodic reports with the Securities and Exchange Commission (the “SEC”) prior to the consummation of the tender offers, any such filing would not terminate the tender offers. In addition, the tender offer for the 7% Notes will be conditioned on the ability to borrow the funds to pay the tender consideration under the New Term Facility. If any of the conditions are not satisfied, CSK Auto, Inc. will not be obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered Notes of the affected series, and may terminate the applicable tender offer. Full details of the terms and conditions of the tender offers will be included in CSK Auto, Inc.’s Offer to Purchase and Consent Solicitation Statement with respect to the Exchangeable Notes and its Offer to Purchase and Consent Solicitation Statement with respect to the 7% Notes, each dated June 19, 2006 (each, an “Offer to Purchase”).
The Altman Group, Inc. will act as Information Agent and Depositary for the tender offers and consent solicitations for the Notes. Questions and requests for documents related to the tender offers and consent solicitations may be directed to The Altman Group, Inc. at (201) 806-7300.
This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offers are being made only through the applicable Offer to Purchase and related materials. Holders of Notes should read carefully the applicable Offer to Purchase and related materials because they contain important information. CSK Auto, Inc. will file a Schedule TO with the SEC with respect to the tender offer for the Exchangeable Notes. Holders of Exchangeable Notes are encouraged to read the Schedule TO and the documents filed with, or incorporated by reference into, the Schedule TO when it becomes available. When they become available, the Schedule TO and the documents filed with the Schedule TO may be obtained for free at the web site maintained by the SEC at http://www.sec.gov or by contacting The Altman Group, Inc. at (201) 806-7300.
The Company also announced today that CSK Auto, Inc. entered into an extension of the previous temporary waiver (“Waiver”) with the lenders under its Second Amended and Restated Credit Agreement (the “Credit Agreement”) with respect to the stated time period under the Credit Agreement to deliver financial statements for the Company’s fiscal year 2005 and fiscal quarters for its fiscal year 2006. In light of the Company’s previously announced delay of its filing with the SEC of its annual report on Form 10-K for the fiscal year 2005, the Company requested the Waiver to provide additional time to complete its fiscal 2005 financial statements and required assessment of internal control over financial reporting and its quarterly financial statements for fiscal 2006 in light of the ongoing investigation by the Audit Committee of the Company’s Board of Directors into certain accounting errors and irregularities as described in the Company’s March 27, 2006 press release and Form 8-K. The Waiver provides for continued access to borrowings under the revolving Credit Agreement, as well as a waiver of any default or event of default under the Credit Agreement that might arise as a result of any necessary restatement of prior financial statements provided such restatements are within the scope of the matters discussed in the Company’s prior press releases, and permits CSK Auto, Inc. to enter into the New Term Facility.
The Company previously stated that it expects that its financial results for each of the two fiscal years 2003 and 2004, selected consolidated financial data for each of the four fiscal years 2001 through 2004, and interim financial information for each of the quarters in fiscal year 2004 and for the first three quarters of fiscal 2005 will need to be restated in order to account properly for the matters identified in connection with the investigation. Accordingly, as previously indicated, the above previously issued financial statements and information should no longer be relied upon.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of April 30, 2006, the Company operated 1,288 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
CONTACT: CSK Auto Corporation
Brenda Bonn, 602-631-7483 (Investor Contact)
or
Ashton Partners
Mike Banas, 312-553-6704 (Media Contact)

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